UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 1, 2008 (April 29, 2008)

Endo Pharmaceuticals Holdings Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15989	13-4022871
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA (19317)

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (610) 558-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A is being filed to amend and restate Item 8.01 of the Current Report on Form 8-K filed on April 30, 2008 to, among other things, correct an error in the description of the measurement period relating to the restrictions on D.E. Shaw's ability to solicit proxies with respect to Endo's 2009 Annual Meeting.

Item 8.01, Other Events

On April 29, 2008, Endo Pharmaceuticals Holdings Inc. ("Endo") and D.E. Shaw & Co., L.P. and certain of its affiliates (collectively, "D.E. Shaw") entered into an agreement  (the "Agreement") pursuant to which D.E. Shaw has the right to suggest an independent person not affiliated with D. E. Shaw (together with any replacement director appointed in accordance with the Agreement, the "New Director") for consideration by the Company's Nominating & Governance Committee (the "Committee") and Board of Directors (the "Board") for election or appointment to the Board.  Of D.E. Shaw's suggested nominees, the Committee has recommended, and the full Board has determined in accordance with its regular process, to nominate William F. Spengler at the 2008 annual meeting of stockholders of Endo (the "2008 Annual Meeting") to serve as a member of the Board.  Endo has also agreed to increase the size of the Board in order to permit the election of the New Director.  In the event the New Director leaves the Board (whether by resignation or otherwise) before the 2009 annual meeting of stockholders of Endo (the "2009 Annual Meeting"), D.E. Shaw will be entitled to suggest to the Committee one replacement director, and the Board will appoint such replacement director to the Board upon a favorable recommendation by the Committee and approval by the Board.

The Agreement further provides that D.E. Shaw will not engage in any solicitation of proxies with respect to the election of directors or any other matter to be voted on at the 2008 Annual Meeting and will vote all shares of Endo common stock that they are entitled to vote at the 2008 Annual Meeting in favor of (1) the election of each of the nominees of the Board and (2) the proposal to amend Endo's Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance.  D.E. Shaw has also agreed that it will not solicit written consents from stockholders on any matter, including the removal or election of directors, prior to the 2009 Annual Meeting and will not take any action, directly or indirectly, to convene a special meeting of Endo's stockholders prior to the 2009 Annual Meeting.  Additionally, in the event that the New Director is renominated to the Board in connection with the 2009 Annual Meeting, D.E. Shaw has agreed not to engage, directly or indirectly, in any solicitation of proxies with respect to the election of directors or any other matter to be voted on at the 2009 Annual Meeting.  D.E. Shaw will not be bound by the restrictions on solicitation with respect to the 2009 Annual Meeting if (i) David Holveck is no longer the Chief Executive Officer of Endo, (ii) Endo receives an unsolicited bona fide offer from a third party to acquire all of its outstanding shares of common stock and such third party is soliciting proxies to elect one or more candidates to the Board at the 2009 Annual Meeting or (iii) the volume weighted average closing price of Endo's common stock does not equal or exceed $30.00 per share during any consecutive 15 day trading period beginning on January 1, 2009 and ending on the later of March 31, 2009 and three days before the deadline for timely notice of director nomination under the Company's by-laws; provided, however, that D.E. Shaw will continue to be bound by such restrictions if the Amex Pharmaceutical Index declines by at least 10% based on the consecutive 10 trading days beginning on the date of the Agreement and the consecutive 10 trading days ending on the later of March 31, 2009 and the day that is three days before the deadline for timely notice of director nomination under the Company's by-laws, and the share price of Endo's common stock outperforms such index by at least 15% during the same measurement period.

D.E. Shaw has further agreed that until December 31, 2010, for so long as it beneficially owns more than 5% of Endo's outstanding common stock, it will provide Endo with at least 45 days notice of its intent to solicit proxies or written consents in connection with proposing directors to, or removing directors from, the Board of Directors

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached as Exhibit 99.1 and incorporated by reference.  The press release announcing Endo's entry into the Agreement with D.E. Shaw is attached as Exhibit 99.2.

Item 9.01, Financial Statements and Exhibits

(d)	Exhibits

99.1
Agreement dated April 29, 2008 between Endo Pharmaceuticals Holdings Inc. and D. E. Shaw Valence Portfolios, L.L.C. (on behalf of itself and its affiliates that are members of the 13D Group with respect to the Endo common stock).

99.2	Press Release of Endo Pharmaceuticals Holdings Inc. and D.E. Shaw & Co., L.P., dated April 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ Caroline B. Manogue
Caroline B. Manogue
Executive Vice President,
Chief Legal Officer & Secretary

Dated:  May 1, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

99.1
Agreement dated April 29, 2008 between Endo Pharmaceuticals Holding, Inc. and D. E. Shaw Valence Portfolios, L.L.C. (on behalf of itself and its affiliates that are members of the 13D Group with respect to the Endo common stock)

99.2	Press Release of Endo Pharmaceuticals Holdings Inc. and D.E. Shaw & Co., L.P., dated April 30, 2008